Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Santander Finance Preferred S.A. Unipersonal on Form F-4 of our report dated March 29, 2004, except for Note 27 as to which the date is June 30, 2004, appearing in the Annual Report on Form 20-F of Banco Santander Central Hispano, S.A. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE ESPANA, S.L.
/s/ DELOITTE & TOUCHE ESPANA, S.L.
Madrid Spain
September 8, 2004